EXHIBIT 5-a
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Bell Atlantic - Washington, D.C., Inc.     John M. Walker
1710 H Street, NW                          Vice President and General Counsel, Secretary
11th Floor
Washington, D.C. 20006                              [BELL ATLANTIC LOGO]
202 392-5296 Fax 202 887-9195
E-Mail: john.m.walker@BellAtlantic.com
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                                                             September 30, 1998




Bell Atlantic - Washington, D.C., Inc.
1710 H Street, N.W.
Washington, D.C. 20006

      Re:  Registration Statement
           on Form S-3 under the Securities Act of 1933

Ladies and Gentlemen:

        Reference is made to the Registration Statement on Form S-3 (which also constitutes Post-Effective Amendment No. 1 to Registration Statement No. 33-53234) (the "Registration Statement") which Bell Atlantic - Washington, D.C., Inc., a New York corporation (the "Company"), is filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, registering one or more series of up to $40,000,000 of aggregate principal amount of debt securities (the "Securities") of the Company, to be issued under an Indenture dated as of February 1, 1993 between the Company and Crestar Bank, Trustee.

        I am Vice President and General Counsel of the Company. I [or members of my staff] have reviewed the Registration Statement, the Company's Certificate of Incorporation and By-Laws, resolutions adopted by the Board of Directors of the Company, and such other documents and records as deemed appropriate for the purpose of giving this opinion.

        Based upon the foregoing, it is my opinion that:

               1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York.
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Bell Atlantic-Washington, D.C., Inc.
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               2.   The execution and delivery of the Indenture have been duly authorized by the Company by appropriate corporate action, and assuming due authorization, execution and delivery thereof by the Trustee, the Indenture is a valid and binding agreement in accordance with its terms.

               3. Upon issuance of the Securities, in accordance with the terms of the resolutions relating thereto of the Board of Directors of the Company and the Indenture, and receipt of payment therefor, and in accordance with the terms of legally required consents, approvals, authorizations and other orders of the Securities and Exchange Commission and any other regulatory authorities, the Securities will be legally issued and binding obligations of the Company.

Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the laws of the State of New York, I have relied upon the opinion of Darlene D. Kleiner, Esq., Counsel for Bell Atlantic Corporation (attached), who is a member in good standing of the Bar of the State of New York.

               I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement and to being named under the heading "Legal Opinions" in the Registration Statement.

                                                              Very truly yours,

                                                              /s/ John M. Walker
                                                                  John M. Walker


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